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DOLLAR GENERAL REPORTS AUGUST SAME-STORE SALES

GOODLETTSVILLE, Tenn. – September 1, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the August four-week period ended August 26, 2005, equaled $624.0 million compared with $570.7 million last year, an increase of 9.3 percent. For the August period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 0.9 percent, which is within the Company’s previously communicated range.

The primary drivers of positive same-store sales were food, including perishables, candy and snacks, as well as pet supplies and paper products. These results were partially offset by negative same-store sales in the summer seasonal, basic clothing and stationery departments. The Company believes that its August same-store sales were unfavorably impacted by increased pressure on its customers’ discretionary purchases caused by higher gasoline prices as well as aggressive back-to-school marketing and pricing by competitors. Customer transactions in same-stores decreased approximately 2.1 percent. The average customer purchase in August for total stores was approximately $8.82 compared to $8.44 in the same period last year.

For the 30-week period ended August 26, 2005, Dollar General total retail sales increased 12.3 percent to $4.7 billion from $4.2 billion for the 30-week period ended August 27, 2004. Same-store sales for the 30-week period increased 4.0 percent.

Year-to-date through August 26, 2005, the Company opened 484 stores and closed 49 stores.

The Company is in the process of assessing the impact of Hurricane Katrina on its stores in Alabama, Louisiana and Mississippi.  The Company believes approximately 200 Dollar General stores are currently closed in these states, mostly as a result of power outages. Some of these stores may have been permanently destroyed, although the Company is not yet in a position to make that determination. Dollar General intends to work quickly to reopen or relocate affected stores where possible and to resume meeting the needs of customers in those communities.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,755 neighborhood stores as of August 26, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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